Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

CareMax, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share	other	3,360,000(2)	6.52	$21,907,200(3)	$0.0000927	$2,030.80
	Total Offering Amounts					$ 21,907,200		$2,030.80
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$2,030.80

(1)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of 3,360,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”) purchased by Deerfield Partners, L.P. (“Deerfield Partners”) as a part of units in connection with the registrant’s initial public offering, the resale of which is registered hereunder.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of common stock on May 2, 2022, as reported on the Nasdaq Global Select Market.

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Equity	Class A common stock, par value $0.0001 per share	66,013,197 (1)	$826,485,226	S-1	333-257574	July 15, 2021
Equity	Warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	2,916,667	—(2)	S-1	333-257574	July 15, 2021

(1)

The number of shares being registered represents (i) an aggregate of 10,000,000 shares of Class A Common Stock purchased by Deerfield Partners, L.P. and DFHTA Sponsor LLC (the “Sponsor”) in connection with the completion of the issuer’s business combination on June 8, 2021 (the “Closing”), (ii) 18,635,073 shares of Class A Common Stock purchased by certain investors at the Closing, (iii) 3,593,750 shares of Class A Common Stock that were converted into shares of Class A Common Stock from shares of the issuer’s of Class B common stock, par value $0.0001 per share, on a one-for-one basis at the Closing, (iv) 21,208,092 shares of Class A Common Stock issued as consideration for the issuer’s business combination at Closing, (v) up to 3,200,000 earnout shares that may be issued in the form of Class A Common Stock, (vi) 3,200,000 earnout shares that were issued in the form of Class A Common Stock and (vi) 384,615 shares of Class A Common Stock issued in the SMA Transaction (as defined in the registration statement), (vii) 2,916,667 shares of Class A Common Stock issuable upon exercise of 2,916,667 warrants registered hereunder (“Private Warrants”) and (viii) 2,875,000 shares of Class A Common Stock issuable upon the exercise of 2,875,000 warrants issued as part of units in the issuer’s initial public offering.

(2)

In accordance with Rule 457(i), the entire registration fee for the Private Warrants was allocated to the shares of Class A Common Stock underlying such Private Warrants, and no separate fee was paid for the Private Warrants.